Exhibit 99.1

BRINKER INTERNATIONAL, INC. PROVIDES BUSINESS UPDATE
IN RESPONSE TO COVID-19

DALLAS, April 2, 2020 - Brinker International, Inc. (NYSE: EAT) and its brands, Chili’s® Grill & Bar and Maggiano’s Little Italy®, have adapted their business model to take-out and delivery to deliver a safe and quality experience for team members and guests during the coronavirus (COVID-19) pandemic. Brinker’s strategic decision to enhance its off-premise business over the last few years including online ordering, mobile app, curbside service and third-party delivery, has enabled its brands to conveniently serve a significant increase in off-premise guests during this pandemic.

COMPARABLE RESTAURANT SALES

The table below presents the percentage change in company-owned comparable restaurant sales for the third quarter before the COVID-19 impact and for the entire third quarter:

	Comparable Restaurant Sales(1)
	Q3: 20 vs 19 thru 3/8	Q3: 20 vs 19 QTR end
Company-owned	2.9%	(5.9)%
Chili’s	3.3%	(5.3)%
Maggiano’s	0.6%	(9.9)%

(1)
Comparable Restaurant Sales include all restaurants that have been in operation for more than 18 months, except restaurants acquired by the company from franchisees are not included until they have been company-owned for more than 12 months. Amounts are calculated based on comparable current period versus same period a year ago.

OPERATIONAL PERSPECTIVE

As Chili’s and Maggiano’s operate in an off-premise only model, below are some initial results related to company owned restaurants:

•	Off-premise sales have more than doubled year-over-year and are capturing 30-35 percent of prior year Company sales

•	In the most recent week for which industry data is reported, Chili’s comparable restaurant sales gapped the industry by more than 10 percent

•	Delivery is now approaching 20 percent of total sales. Online ordering at Chili’s accounted for 69 percent of all off-premise orders

•	Virtually all restaurants remain open for to go and delivery, with closures totaling less than 10

"I'm proud of our restaurant operators and support teams who quickly adapted our business to a safe and efficient off-premise only model. Our focus remains delivering quality food to our guests and maintaining a safe work environment for our team members,” said Wyman Roberts, chief executive officer of Brinker International. “Our hearts go out to those impacted by the pandemic, including our team members. In response, we’ve provided them support through an emergency relief fund.”

The company and its board of directors have also taken the following proactive measures to provide enhanced financial flexibility during the COVID-19 pandemic:

•	Amended the revolving credit facility to obtain financial flexibility and liquidity. Initial borrowing capacity under the new amendment is $800 million

•	Significantly reduced capital expenditures, including suspending the Chili’s re-image program and delaying construction of new restaurants

•	Reduced salaries, led by the executive team including a 50% reduction for Chief Executive Officer

Exhibit 99.1

•	Reduced marketing spend, general and administrative spend and other restaurant expenses to support the off-premise only business model

•	Suspended the quarterly cash dividend and all share repurchase activity

Given these current sales levels and reductions in expenses, Brinker anticipates a cash burn level of less than $10 million per week. Total cash on the balance sheet on March 31, 2020 was $137 million and total liquidity was $237 million. We believe we have ample liquidity with our current capital position and will continue to evaluate all financing alternatives, including funds available under the CARES Act, as we navigate through this evolving situation.

The company is withdrawing its financial guidance for fiscal 2020 as a result of conditions arising from COVID-19.

ABOUT BRINKER

Brinker International, Inc. is one of the world's leading casual dining restaurant companies. Based in Dallas, Texas, as of March 25, 2020, Brinker owned, operated, or franchised 1,676 restaurants under the names Chili's® Grill & Bar (1,623 restaurants) and Maggiano's Little Italy® (53 restaurants).

FORWARD-LOOKING STATEMENTS

The statements contained in this release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release, including future financial targets, are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements except as required by law. Forward-looking statements are based on our current plans and expectations and involve risks and uncertainties which could cause actual results to differ materially from our historical results or from those projected in forward-looking statements. These risks and uncertainties are, in many instances, beyond our control. Such risks and uncertainties include, among other things, the impact of competition, changes in consumer preferences, consumer perception of food safety, reduced disposable income, unfavorable publicity, increased minimum wages, governmental regulations, the impact of mergers, acquisitions, divestitures and other strategic transactions, the Company's ability to meet its business strategy plan, third party delivery risks, loss of key management personnel, failure to hire and retain high-quality restaurant management, the impact of social media, failure to protect the security of data of our guests and team members, product availability, regional business and economic conditions, litigation, franchisee success, downgrades in our credit ratings, inflation, changes in the retail industry, technology failures, failure to protect our intellectual property, outsourcing, impairment of goodwill or assets, failure to maintain effective internal control over financial reporting, actions of activist shareholders, adverse weather conditions, terrorist acts, health epidemics or pandemics, and tax reform, as well as the risks described under the caption "Risk Factors" in our Annual Report on Form 10-K and future filings with the Securities and Exchange Commission.

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